Exhibit 23.4

Consent of Independent Auditor

Patterson-UTI Energy, Inc.

Houston, Texas

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Patterson-UTI Energy, Inc. of our report dated March 1, 2023, relating to the consolidated financial statements of BEP Diamond Topco L.P. for the year ended December 31, 2022 appearing in Patterson-UTI Energy, Inc.’s Current Report on Form 8-K filed on July 17, 2023.

/s/ BDO USA, P.C.

Dallas, Texas

September 1, 2023